Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2019

 SECTION 1                                                          SUMMARY FINANCIAL STATEMENTS

Finance

Office of the Provincial Comptroller

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2019, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by

Aurel Tess, CPA, CGA Provincial Comptroller

September 23, 2019

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Qualified Opinion

I have audited the summary financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2019, and the consolidated statement of revenue and expense, consolidated statement of accumulated deficit, consolidated statement of changes in net debt and consolidated statement of cash flows for the year then ended, and notes to the consolidated summary financial statements, including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the accompanying summary financial statements present fairly, in all material respects, the financial position of the Province as at March 31, 2019, and the results of its operations, changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Qualified Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of my report. I am independent of the Province in accordance with the ethical requirements that are relevant to my audit of the summary financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

Exclusion of Workers Compensation Board from the summary financial statements

The Province has not included the financial position and results of operations of the Workers Compensation Board (WCB) in the summary financial statements for the years ended March 31, 2019 and March 31, 2018.

In my opinion, the WCB is controlled by the Province, based on the definition of control in PSAS, and should be recorded in the summary financial statements for the years ended March 31, 2019 and March 31, 2018. In this respect, the summary financial statements are not in accordance with PSAS, which requires the financial position and results of operations of controlled entities to be consolidated in the summary financial statements.

Had the Province made an adjustment for this departure from PSAS, the current year equity in government business enterprises would have increased by $632 million, and accumulated deficit and net debt would each have decreased by $632 million, the net income from government business enterprises would have decreased by $53 million, other comprehensive income would have increased by $37 million, and the annual deficit would have increased by $53 million.

Additionally, the prior year equity in government business enterprises would have increased by $658 million, and accumulated deficit and net debt would each have decreased by $658 million, the net income from government business enterprises would have increased by $82 million, other comprehensive income would have decreased by $25 million, and the annual deficit would have decreased by $82 million.

Failure to recognize controlled assets

The Province has not included the financial position and results of operations of the Manitoba Agricultural Services Corporation’s (MASC) Production Insurance Trust and the Hail Insurance Trust (the Trusts) in the summary financial statements for the years ended March 31, 2019 and March 31, 2018.

In my opinion, the Trusts are assets under the control of the Province, and the financial position and results of operations should be recorded in the summary financial statements for the years ended March 31, 2019 and March 31, 2018. In this respect, the summary financial statements are not in accordance with PSAS, which require that the Province account for all assets under its control.

Had the Province made an adjustment for this departure from PSAS, the current year cash and cash equivalents would have increased by $481 million, the accounts payable, accrued charges, provisions and unearned revenue would have decreased by $9 million, and accumulated deficit and net debt would each have decreased by $490 million, the Agriculture expenses would have decreased by $222 million, the investment income would have increased by $3 million, and the annual deficit would have decreased by $225 million.

Additionally, the prior year accounts payable, accrued charges, provisions and unearned revenue would have decreased by $265 million, accumulated deficit and net debt would each have decreased by $265 million, the Agriculture expenses would have decreased by $265 million, and the annual deficit would have decreased by $265 million.

Combined impact of departures from PSAS

Had the WCB and MASC Trust departures from PSAS been corrected, the Province would have an annual surplus of $9 million in the current year, and for the prior year would have an annual deficit of $347 million.

Combined impact on the annual deficit or surplus

	2019	2018
	($ million)	($ million)

Annual deficit as presented	(163)	(694)

Operating (loss) surplus of Workers Compensation Board	(53)	82

Net income of MASC trusts	225	265

Annual surplus (deficit) in accordance with Canadian public sector accounting standards	9	(347)

Other Information

The Province is responsible for the other information reporting in the Public Accounts. The other information comprises the Public Accounts Volume 1, 2 and 3, but does not include the summary financial statements and my auditor’s report thereon.

My qualified opinion on the summary financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the summary financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact in this auditor’s report.

As described in the Basis for Qualified Opinion section above, the Province has not accounted for WCB and the MASC Trusts in accordance with PSAS. I have concluded that the other information is materially misstated for the same reasons with respect to these amounts and other items in the Public Accounts Volumes 1, 2, and 3 affected by these departures from PSAS.

Responsibilities of Management and Those Charged with Governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the summary financial statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of summary financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

My objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these summary financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. if i conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the summary financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

“Original document
signed by Norm Ricard”

Winnipeg, Manitoba	Norm Ricard, CPA, CA
September 23, 2019	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2019

		($ millions)

SCHEDULE

		2019	2018
			Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	2,690	1,695
	Temporary investments (Note 2)	615	594
1	Amounts receivable	1,868	1,850
	Inventories for resale	42	50
	Portfolio investments (Note 3)	1,398	1,484
2	Loans and advances	1,529	1,411
3	Equity in government business enterprises (Note 4)	3,035	2,972
	Equity in government business partnerships (Note 5)	20	19

	Total Financial Assets	11,197	10,075

	LIABILITIES

4	Borrowings	29,166	27,350
5	Accounts payable, accrued charges, provisions and unearned revenue	4,116	4,344
6	Pension liability (Note 6)	2,914	2,726

	Total Liabilities	36,196	34,420

	NET DEBT	(24,999)	(24,345)

	NON-FINANCIAL ASSETS
	Inventories held for use	71	74
	Prepaid expenses	68	60
7	Tangible capital assets	13,857	13,611

	Total Non-Financial Assets	13,996	13,745

	ACCUMULATED DEFICIT	(11,003)	(10,600)

	Contingencies (Note 7)
	Contractual Obligations (Note 8)
	Contractual Rights (Note 18)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2019

		($ millions)
	2019	2019	2018
	Budget		Restated
	Restated
REVENUE

Income taxes:

Corporation income tax	566	606	561

Individual income tax	3,475	3,628	3,424

Other taxes:

Carbon tax	143	-	-

Corporations taxes	319	321	286

Fuel taxes	345	347	344

Land transfer tax	89	92	91

Levy for health and education	352	376	356

Retail sales tax	2,463	2,472	2,444

Tobacco tax	231	217	228

Other taxes	10	13	12

Education property taxes	848	847	827

Fees and other revenue:

Fines and costs and other legal	57	59	59

Minerals and petroleum	13	17	15

Automobile and motor carrier licences and fees	155	166	163

Parks: Forestry and other conservation	35	36	38

Water power rentals	111	103	117

Service fees and Other miscellaneous charges	1,623	1,573	1,641

Tuition fees	339	364	331

Federal transfers:

Equalization	2,037	2,037	1,821

Canada Health Transfers	1,410	1,413	1,365

Canada Social Transfers	518	518	501

Shared cost and other transfers	531	553	513

Net income from government business enterprises (Schedule 3)	842	919	758

Sinking funds and other earnings	275	298	257

Total Revenue (Schedule 9)	16,787	16,975	16,152

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2019

		($ millions)
	2019	2019	2018
	Budget		Restated
	Restated

Total Revenue carried forward	16,787	16,975	16,152

EXPENSES

Legislative Assembly	50	47	44

Executive Council	5	5	5

Agriculture	371	497	473

Civil Service Commission	21	21	21

Education and Training	4,473	4,394	4,395

Families	2,168	2,164	2,199

Finance	246	230	243

Growth, Enterprise and Trade	124	112	101

Health, Seniors and Active Living	6,787	6,572	6,469

Indigenous and Northern Relations	34	27	24

Infrastructure	474	448	505

Justice	712	677	641

Municipal Relations	369	367	416

Sport, Culture and Heritage	112	136	87

Sustainable Development	238	236	162

Enabling Appropriations	149	136	-

Other Appropriations	56	69	109

Debt Servicing	1,034	1,000	952

Total Expenses (Schedule 9)	17,423	17,138	16,846

In - Year Adjustment/Lapse*	(115)	-	-

NET LOSS FOR THE YEAR	(521)	(163)	(694)

*	Note: Adjustments/Lapse was budgeted as an unallocated increase in revenue and/or a decrease in expense sectors listed

Actual results are reflected within the revenue and expense items above.

The 2018/19 budget has been restated on the same basis as the 2018/19 results for comparative purposes. Please refer to Schedule 10 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2019

	($ millions)

	2019	2018
		Restated

Opening accumulated deficit, as previously reported	(10,633)	(9,924)

Change in accounting policy (Note 1D(vii))	(15)	-

Change in government reporting entity (Note 19 A)	(3)	(5)

Correction of errors (Note 19 B)	30	30

Correction of errors (Note 19 C)	7	7

Correction of errors (Note 19 D)	(1)	-

Opening accumulated deficit, as restated	(10,615)	(9,892)

Other comprehensive income (loss) (Schedule 3)	(225)	(14)

Net loss for the year	(163)	(694)

Closing accumulated deficit	(11,003)	(10,600)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2019

		($ millions)
	2019	2019	2018
	Budget		Restated
	Restated
Net loss for the year	(521)	(163)	(694)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,310)	(1,019)	(1,123)
Amortization of tangible capital assets	739	734	713
Disposal of tangible capital assets	-	39	48

Net acquisition of tangible capital assets	(571)	(246)	(362)

Other Non-Financial Assets
Decrease (Increase) in inventories	-	3	3
Decrease (Increase) in prepaid expenses	-	(8)	(2)

Net acquisition of other non-financial assets	-	(5)	1

Other comprehensive income (loss) (Schedule 3)	-	(225)	(14)

(Increase) in Net Debt	(1,092)	(639)	(1,069)

Net Debt, beginning of year, as previously reported	(23,952)	(24,365)	(23,294)

Change in accounting policy (Note 1D(vii))	-	(15)	-

Change in government reporting entity (Note 19 A)	-	(1)	(3)

Correction of error (Note 19 B)	-	30	30

Correction of error (Note 19 C)	-	7	7

Correction of error (Note 19 D)	-	(16)	(16)

Net Debt, beginning of year, as restated	(23,952)	(24,360)	(23,276)

Net Debt, end of year	(25,044)	(24,999)	(24,345)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2019

	($ millions)
	2019	2018
		Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(163)	(694)
Changes in non-cash items:
Temporary investments	(21)	(218)
Amounts receivable	(36)	(103)
Valuation allowance	15	132
Inventories	11	20
Prepaids	(8)	(2)
Accounts payable, accrued charges, provisions and unearned revenue	(228)	261
Pension liability	188	169
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(8)	11
Unamortized losses on derivative contracts	(11)	(8)
Loss on disposal of tangible capital assets	39	47
Amortization of tangible capital assets	734	713

	518	334
Other comprehensive income (loss) (Schedule 3)	(225)	(14)
Changes in equity in government business enterprises and government business partnerships	(79)	(134)

Cash provided by operating activities	214	186

Capital Activities
Acquisition of tangible capital assets	(1,019)	(1,123)

Cash used in capital activities	(1,019)	(1,123)

Investing Activities
Investments purchased	(4,662)	(3,972)
Investments sold or matured	2,299	1,067

Cash used in investing activities	(2,363)	(2,905)

Financing Activities
Debt issued	7,281	5,310
Debt redeemed	(3,118)	(2,551)

Cash provided by financing activities	4,163	2,759

Increase in cash and cash equivalents	995	(1,083)
Cash and cash equivalents, beginning of year	1,695	2,778

Cash and cash equivalents, end of year	2,690	1,695

Supplementary information:
Interest received	296	256

Interest paid	994	953

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2019

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	The Government Reporting Entity

Various government components, government organizations (GOs), government business enterprises (GBEs) and government business partnerships (GBPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the Province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	Basis of Consolidation

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government in GBEs is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its GBPs are presented in Note 5 to the summary financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.
(2)	Decreases in valuation allowances are treated as reductions to expense.
(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1)   Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2)   Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)   Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1)   Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)   Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

(iv)	Financial Assets

(1)   Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(2)   Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3)   Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4)   Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the value of land and all costs directly related to the land improvement. Development site preparation, architectural, engineering, surveying, fencing, landscaping and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value adjusted for estimated disposal purchase price and related acquisition costs.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)   Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(2)   Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)   Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. The amount of the liabilities for severance, the long term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits. The liability is recognized under salaries and benefits.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)   Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third-parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(vi)	Non-Financial Assets

(1)    Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)    Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3)    Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4)    Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife meet the definition of an asset, however they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	3 to 15 years

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

Effective April 1, 2018 Manitoba Hydro-Electric Board adopted IFRS 15 – Revenue from Contracts with customers. The implementation of IFRS 15 had an impact on the accounting policy with respect to contributions from customers and developers. Prior to April 1, 2018 contributions from both customers and developers were initially recorded as deferred when received and were recognized as revenue over the life of the related asset for which the contributions were received. Contributions from developers are not within the scope of IFRS 15 as they do not give rise to a contract with a customer. Revenues with customers are recognized when the control of goods and services has been transferred to the customer at a point in time or over time. This change in accounting policy was applied retroactively without restatement, resulting in a $15 million decrease in the opening retained earnings balance of Manitoba Hydro as of April 1, 2018 and a $15 million increase in the Province’s net debt. This adjustment results in a $15 million variance between the March 31, 2018 closing balance and the April 1, 2018 opening balance for the accumulated deficit and the net debt amounts in the financial statements.

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health, education, families, community economic and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The community, economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure.

The justice and other expenditures sector includes general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accrual for federal shared cost programs, accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on pension investments, salary increases and the life expectancy of claimants. Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods, and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2019	2018

Temporary investments	615	594

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2019	2018

Sinking funds	741	871
Other investments	657	610
Unamortized termination losses on derivative contracts	-	3

	1,398	1,484

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2019, the market value of portfolio investments was $1,529 million (2018 - $1,582 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

3.	PORTFOLIO INVESTMENTS (Continued)

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

		($ millions)
	2019		2018

	Book Value	Fair Value	Book Value	Fair Value

Government of Canada, direct and guaranteed	38	39	37	36
Provincial, direct and guaranteed	591	587	746	718
Municipal	110	111	84	84
Corporate	2	3	4	4

	741	740	871	842

Investment revenue earned on sinking funds during the year was $28 million (2018 - $28 million).

The sinking funds are allocated as follows:

	($ millions)
	2019	2018

Sinking funds	745	880
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(4)	(9)

Total sinking funds held in portfolio investments	741	871

Other Investments

	($ millions)

	2019	2018

Guaranteed investment certificates	21	32
Bonds – Government of Canada, provincial and municipal	276	231
Bonds – Corporate	111	113
Equity investments	209	195
Investments in real estate	40	39

	657	610

As at March 31, 2019 the market value of other investments was $789 million (2018 - $740 million). Other investments earned $25 million during the year (2018 - $23 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance Corporation, and Deposit Guarantee Corporation of Manitoba.

Finance

Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	- March 31, 2019
Manitoba Liquor and Lotteries Corporation	- March 31, 2019
Manitoba Public Insurance Corporation	- February 28, 2019
Deposit Guarantee Corporation of Manitoba	- December 31, 2018

Included in the equity in GBEs are equities which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2019	2018
Restricted Equity in Government Business Enterprises:

Deposit Guarantee Corporation of Manitoba	327	306

Manitoba Hydro-Electric Board	2,261	2,248

Manitoba Public Insurance Corporation	430	401

	3,018	2,955

Unrestricted Equity in Government Business Enterprises:

Manitoba Liquor and Lotteries Corporation	5	5

Manitoba Public Insurance Corporation	12	12

	17	17

Equity in Government Business Enterprises	3,035	2,972

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

5.	EQUITY IN GOVERNMENT BUSINESS PARTNERSHIPS

North Portage Development Corporation (NPDC) is a government partnership that is owned equally by the Government of Canada, the Province of Manitoba and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2019 is $20 million (2018 - $19 million). The Province’s share of the operating results for the year ended March 31, 2019 was $ nil (2018 - $ nil) and is included in fees and other revenues.

The condensed supplementary financial information of NPDC is as follows:

	($millions)

	2019	2018

Property, plant and equipment and investment in properties and infrastructure enhancements	76	75
Short-term investments and other assets	7	7

	83	82

Deferred contributions from shareholders	10	10
Long-term mortgage	9	9
Current and other liabilities	5	5

	24	24
Net equity	59	58

	83	82

Comprehensive income
Revenues	16	16
Expenses	13	12

Operating income before amortization	3	4
Amortization	(2)	(3)

Net income for the year	1	1

6.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2019, the pension liability for the Civil Service Superannuation Plan was $958 million (2018 - $913 million) and the pension liability for the Teachers’ Pension Plan was $1,773 million (2018 - $1,664 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

6.	PENSION PLANS (Continued)

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year.    During the year, the Government expensed contributions to this plan of $188 million (2018 - $184 million). At December 31, 2018 the Plan had an excess of net assets available for benefits over pension obligations of $178 million (December 31, 2017 - $654 million).

As at March 31, 2019, the total pension liability being reflected in the summary financial statements was $2,914 million (2018 - $2,726 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formulas of the various pension plans, which are included in this schedule.

A.      Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2018 audited financial statements of CSSF. At December 31, 2018, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,892 million (2017 - $860 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.      Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.2% of teacher’s contributions are used to fund basic benefits and 16.8% of teachers contributions are allocated for funding indexing benefits.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

6.	PENSION PLANS (Continued)

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The restricted surplus disbursal will increase the 2018 COLA by 0.20%, resulting in a total COLA of 1.35% effective July 1, 2018. The balance of the restricted surplus will be disbursed in equal amounts over the following four years, ending with the COLA effective July 1, 2022. It is estimated that COLA would increase by a further 0.17% on average from 2019 to 2022, for a cumulative increase of between 0.8% and 0.9% by the end of the five-year disbursal period. Actual increases will, however, depend on the economic and demographic conditions that occur during the disbursal period. Pensions are adjusted annually by the lesser of the change in the Canada Consumer Price Index (December over December), or the amount actuarially available to fund one-half of the cost of living adjustment (“COLA”).

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2018 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2018, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net surplus of $672 million (2017 – net obligation of $1,227 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.      Other Government Plans

(i)     Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)     Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7.5% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities.    Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

6.	PENSION PLANS (Continued)

(iii)     Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)     Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any 3 overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.      Other Pension Plans

(a)      Post-Secondary

(i)     University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during the year.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by 1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised that the University was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional annual current service cost payments for fiscal 2019 was $2 million (2018 - $5 million).

The unamortized net actuarial gains (losses) were determined on the basis of the 2017 actuarial valuation and the 2018 extrapolation for accounting purposes, are being amortized over a period of nine years (expected average remaining service life) starting in the year following the year the respective annual actuarial gains or losses arise.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

6.	PENSION PLANS (Continued)

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)  University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2017 the Plan had a going-concern deficiency of $19 million, which the University is addressing by making annual deficiency payments of $2 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)  Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

The Plan will continue to be subject to the going-concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The next going-concern valuation will be performed as at December 31, 2019 and will be completed in 2020.

(b)     Public School Divisions

(i)  The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

6.	PENSION PLANS (Continued)

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014.    The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

(ii)  Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)  Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)  School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan.

The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $37 per month per year of service.

E.         Government Business Enterprises

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

7.	CONTINGENCIES

A.      Contingent Liabilities

i)   Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2019 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)  Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2018 audited consolidated financial statements indicate that CBS has established two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE).

CBSI provides insurance coverage up to $250 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2018 total $462 million (2017 - $441 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2018 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $750 million in excess of the $250 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $750 million. The members have each issued an indemnity to CBSE on their pro rata share of the $750 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $36 million. The Government is not aware of any proceedings which could lead to a claim against it under the indemnity given to CBSE.

iii)  Treaty Land Entitlement Obligations

The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition) for reserve creation. As of March 31, 2019, the Entitlement First Nations have collectively selected and acquired approximately 1,056,269 acres of Crown lands and other lands. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Lands Act or any other statute. To meet this obligation, the Government of Manitoba has made available or transferred to the Government approximately 724,926 acres of provincial Crown lands for the purposes of reserve creation for Entitlement First Nations.

iv)  Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydroelectric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $187 million (2018 - $204 million). In addition, Manitoba Hydro has recognized a provision of $43 million (2018 - $45 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydroelectric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro has made alternative arrangements for firm transmission service to meet its export commitments should the Manitoba-Minnesota Transmission Project be delayed from its scheduled inservice date of June 2020. In addition, Manitoba Hydro has contracted with an independent third party pipeline company to increase transportation capacity, which includes a commitment to pay its share of the pre-license development costs associated with the contract, in the event that the federal license is not granted for the project. No obligating events have occurred and so provisions have not been booked.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

7.	CONTINGENCIES (Continued)

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)

	Limit	2019	2018

Canadian Museum for Human Rights	25	4	7

Manitoba Agricultural Services Corporation (Note 7B.i)	-	71	72

Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	11	11

Manitoba Student Aid Program	20	-	-

Triple B Stadium Inc. (Note 7B.iii)	35	26	23

Other	18	7	7

Total guarantees outstanding		119	120

A provision for future losses on guarantees in the amount of $17 million (2018 - $17 million) has been recorded in the accounts.

Note 7B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed 25% of the maximum amount advanced under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

Note 7B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2019 outstanding guarantees under this authority totalled $11 million (2018 - $11 million).

Note 7B.iii) Triple B Stadium Inc.

Triple B Stadium Inc. (Triple B) is a for-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The members of Triple B are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club.

The Government has guaranteed up to $35 million of the indebtedness of Triple B to a third party lender. At March 31, 2019 the outstanding guarantee under this authority was $26 million (2018 - $23 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

7.	CONTINGENCIES (Continued)

Subsequent to March 31, 2019, the Province refinanced Triple B’s loan facility and the guarantee agreement was terminated.

C.	Government Business Enterprise Guarantees

As at March 31, 2019, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $121 million (2018 - $130 million). These bonds carry fixed coupon rates that range from 3.72% to 9.10%. The Government guarantees $60 million (2018 - $65 million) of these outstanding bonds. In addition, the Government guarantees $ nil (2018 - $50 million) of Manitoba Hydro’s promissory notes carrying interest at variable rates.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2019, there is an outstanding guarantee totalling $30 million (2018 - $30 million) which matures November 1, 2020. Letters of credit in the amount of $72 million (2018 - $75 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $29 billion in credit union deposits at the end of December 31, 2018 (December 31, 2017 - $27 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

8.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2020	2021	2022	2023	2024	2025 and thereafter	Total

Government Organizations and components

Service contracts	153	100	78	51	48	244	674

Rental of capital assets	39	36	34	31	28	186	354

Acquisition or construction of capital assets	420	152	156	172	165	1,125	2,190

Other contracts	97	88	40	38	29	132	424

Government Business Enterprises	11	10	9	9	9	68	116

Total	720	386	317	301	279	1,755	3,758

Other significant obligations not included in the table are:

Government Organizations

Government organizations have entered into contractual arrangements related to construction projects totalling $597 million (2018 - $630 million).

Government Business Enterprise Contractual Obligations

Manitoba Hydro has energy purchase commitments of $2,742 million (2018 - $1,591 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity. Commitments are primarily for transmission right access which expire in 2039, wind purchases which expire in 2038, and natural gas purchases which expire in 2037. In addition, other outstanding commitments principally for construction are approximately $1,939 million (2018 - $2,132 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $7 million (2018 - $18 million) related to the casino and liquor operations construction projects.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

9.	DEBT SERVICING

Debt servicing costs of $1 billion (2018 - $952 million) are net of interest recoveries from GBEs of $800 million (2018 - $764 million), interest on provincial debt held as investments of $17 million (2018 - $17 million) and includes $19 million (2018 - $33 million) representing interest expense of government organizations. GBEs debt servicing costs of $789 million (2018 - $653 million) are reported in Schedule 3.

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2019 amounts held in trust were as follows:

	Valuation	($ millions)
	Method	2019	2018
			Restated

Various Universities and Colleges	cost	616	575

Public Guardian and Trustee of MB	various	269	260

Production Insurance Trust	cost	437	204

Public Service Group Insurance Fund	market	245	234

Manitoba Development Corporation	cost	71	72

Hail Insurance Trust	cost	64	61

Other Fiduciary Trust	various	57	56

Custodial trust held by Departments	various	18	17

Suitor’s Money Act	cost	14	14

		1,791	1,493

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

Manitoba Agricultural Services Corporation (MASC) is the trustee for the Production Insurance Trust and the Hail Insurance Trust. These trusts were created for the benefit of program participants. The trusts will be used to pay program indemnities to participating producers. Funding for the trusts will be provided based on insurance premiums collected by MASC.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $4 million (2018 - $10 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2019 was 89% at fixed rates and 11% at floating rates (2018 – 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates on the 11% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $31 million (2018 - $27 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2019 the Government has a gross credit risk exposure related to derivatives of $38 million (2018- $174 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

		($ millions)
	2019		2018
	Notional	Fair	Notional	Fair
	Value	Value	Value	Value
Interest rate and cross currency swaps	49,319	(718)	48,154	(523)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	Accounts Receivable and Loans and Advances

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	Investments

MPIC holds $656 million (2018 - $708 million) of Provincial bonds and debentures with maturities dates ranging from 2019 to 2052 and interest rates ranging from 3.00% to 7.13%.

C.	Water Power Rentals

Water power rental fees charged to Manitoba Hydro, in the amount of $103 million (2018 - $117 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	Fees on Government Guarantees

Manitoba Hydro remitted $186 million (2018 - $158 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES (Continued)

E.	Driver Licensing Operations

The Government, by agreement, paid $30 million (2018 - $30 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $25 million (2018 - $25 million) and motor vehicle registration fees totalling $190 million (2018 - $189 million). The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2019 (2018 - $8 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2018 - $5 million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the Crown Services Secretariat through the payment of annual licence fees and levies.

Manitoba Hydro paid the Government $103 million (2018 - $95 million) for corporation capital tax. MPIC paid the Government $39 million (2018 - $36 million) for insurance premium tax. GBEs paid the Government a combined total of $18 million (2018 - $19 million) for Health and Post-Secondary Education Tax Levy.

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2019	2018
Severance	461	463
Long term disability income plan	39	44
Workers compensation claims	43	40

	543	547

The severance liability is valued using discount rates that range from 3.1% to 6.0% and salary increase rates that range from 0% to 3.75%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 6 to 15 years. As of March 31, 2019, net unamortized losses were $16 million.

The long term disability income plan is valued using a discount rate of 3.60%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2018 valuation was prepared using a discount rate of 5.75% and a salary increase rate of 3.25%. Actuarial gains and losses are recognized as income as they occur.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $38 million in special warrants related to the Core Government. The original budget estimate amounts plus the $38 million in special warrants become the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended as a result of adjustments made after March 31, 2019:

Part A – Operating Expense:

($ millions)
Sport, Culture and Heritage	26

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

15.	LIABILITY FOR CONTAMINATED SITES

	($ millions)
	2019	2018

Liability for contaminated sites	271	281

As of March 31, 2019 the Province has identified 402 sites which require or likely require remediation from contamination. The liability includes sites associated with mining activities, mineral exploration, highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX (benzene, toluene, ethylbenzene and xylenes), toxic heavy metals, polychlorinated biphenyl (PCBs) and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Remediation at 2 sites requires the operation of water treatment plants for the next 24 years. Expenditures of $57 million for the future operation of the water treatment plants have been discounted at 3.8% over the next 24 years. The assumed rate of inflation is 1.6%.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2019.

16.	RELATED PARTY DISCLOSURES

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control. For the summary financial statements related party transactions do not include transactions and balances eliminated on consolidation and those with entities accounted for under the modified equity method. Related parties do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2019, there were no material related party transactions or balances to disclose.

17.	TRANSFERS TO THE WINNIPEG FOUNDATION

During the fiscal year the Province transferred and deposited in various trust accounts $171 million to The Winnipeg Foundation (TWF). TWF is a registered charity and is classified as a public foundation for the purposes of the Income Tax Act (Canada).

The funds transferred to the trust are irrevocable. The trust funds are administered and invested by TWF for the purpose of generating revenue for the purposes of the specified objectives in the trust agreements. The trusts are not controlled by the Province and therefore are not consolidated as part of the GRE.

The transfers have been expensed in the following ministries and the balances at March 31, 2019 are as follows:

$(millions)
Sport, Culture and Heritage – Heritage Resources Fund	15
Sport, Culture and Heritage – Military Memorials Conservation Fund	2
Sustainable Development – GROW	52
Enabling Appropriations – Conservation Trust Fund	102

171

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

18.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements at March 31, 2019 are as follows:

($ millions)	2020	2021	2022	2023	2024	2025 and thereafter	Total

Federal transfers - Capital	62	5	7	6	1	-	81

Federal transfers - Operating	60	63	72	9	1	4	209

Lease and rental agreements	119	117	116	116	115	142	725

Other - Capital	11	-	-	-	-	-	11

Other	12	14	14	14	14	358	426

Total	264	199	209	145	131	504	1,452

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown; therefore, they have not been included in the table above. These contractual rights could be significant.

The contractual rights for water power rentals included in Lease and rental agreements, has been estimated using the current year’s revenue for the next 6 years. This contract has no expiration date and amounts beyond 2025 may be significant. Contractual rights amount relating to Provincial Park land leases with cottagers included in Lease and rental agreements have been calculated based on the current year revenue for the next 6 years. These lease agreements have various expiration dates, however, the amounts beyond 2025 are not included and these future amounts could be significant.

The Province is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received from The Winnipeg Foundation is unknown and is dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totaling approximately $9.6 billion expiring in 2052. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

19.	ADJUSTMENTS TO ACCUMULATED DEFICIT

A.	Change in Government Reporting Entity (for the Métis and First Nations authorities)

An adjustment was made to the opening accumulated deficit for the year ended March 31, 2018 to account for the removal of the First Nations of Northern Manitoba Child and Family Services Authority, Southern First Nations Network of Care, and the Métis Child and Family Services Authority from the Government Reporting Entity. The error was identified through a re-examination of whether the Province controls these three authorities in accordance with Public Sector Accounting Standards. It was determined that there was insufficient evidence to indicate that the Province controlled these entities.

The correction has resulted in an increase of $5 million in the opening accumulated deficit at April 1, 2017 and a $3 million increase in the April 1, 2018 balance. The correction also increased the net debt by $3 million at April 1, 2017 and $1 million at April 1, 2018, and decreased tangible capital assets by $2 million at April 1, 2017 and $2 million at April 1, 2018. There was $1 million decrease to the expenses for the year ended March 31, 2018. No operating results for the three authorities were included in the revenue and expenses for year ended March 31, 2019.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

19.	ADJUSTMENTS TO ACCUMULATED DEFICIT (Continued)

B.	Adjustments Due to Errors – Amounts Receivable

In 2019, it came to the Government’s attention that certain government organizations using Canadian public sector accounting standards with the 4200 series had been incorrectly netting accounts receivables for capital projects against their deferred capital contribution balances in their 2018 and prior year’s audited financial statements.The Government was required to make correcting adjustments in 2019. The correction increased amounts receivable by $30 million for the March 31, 2017 ending balance and decreased the opening accumulated deficit and net debt by $30 million. There was no impact on revenue or expenses during the year ending March 31, 2018.

C.	Adjustments Errors to Due – 3rd Party Debt

In 2019 Government transferred the majority of the 3rd party financed loans for the Health, Seniors and Active Living reporting entities to be financed through Government’s Treasury Division. During this transition, it came to Government’s attention that there was an error relating to the 3rd party debt consolidation transaction. The correction of this error resulted in a $7 million decrease in the opening accumulated deficit for the year ended March 31, 2018 (2017 - $7 million).

D.	Adjustments Due to Errors – Recognize Property Lease as a Capital Lease

In 2019, the Province recognized an operating lease as a capital lease. The correction has resulted in a $1 million increase in the April 1, 2018 accumulated deficit balance. The lease obligation has been included in Schedule 5 - Accrued Charges: Other; and it has increased it by $16 million effective April 1, 2018 (April 1, 2017 - $16 million). The correction also increased the net debt by $16 million at April 1, 2017 and $16 million at April 1, 2018, and increased tangible capital assets by $15 million at April 1, 2017 and $15 million at April 1, 2018.

20.	COMPARATIVE FIGURES

A reclassification was made to the expenses presented for the year ended March 31, 2018. Inter-entity transactions for such services as vehicles and office supplies have been reclassified to follow PS 2500. The revenue from inter-entity transactions was previously being eliminated against the expenses of the ministry using the services. Proper elimination, in accordance with PSAS, would have required the ministry providing the services to eliminate the inter-entity revenues against their own expenses. For the year ended March 31, 2018, the expenses for Finance would have decreased by $114 million, while the expenses for the following ministries would have changed by:

$(millions)
Agriculture	(2)
Education and Training	7
Families	9
Growth, Enterprise and Trade	2
Health, Seniors and Active Living	21
Infrastructure	61
Justice	9
Municipal Relations	1
Sustainable Development	6

114

On March 7, 2019, the Province released Budget 2019 which presented the expenses by ministry. Budget 2018 originally presented the expenses for the year ended March 31, 2019 by operating sector. The Province decided to present the actual expenses for the year ended March 31, 2019 on a basis consistent with Budget 2019.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2019

	($ millions)
	2019	2018
		Restated

TAXATION:
Income taxes	237	224
Retail sales tax	267	255
Other taxes	143	123

	647	602

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	675	656
Other	400	401

	1,075	1,057

OTHER:
Health and social services	185	187
Government business enterprises	21	20
Sundry departmental revenue	101	101
Other	178	204

	485	512

	2,207	2,171

Less: Allowances	339	321

Total Amounts Receivable	1,868	1,850

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2019

		($ millions)
		2019	2018
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board		21,501	19,109
Manitoba Liquor and Lotteries Corporation		400	396

		21,901	19,505
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board		21,501	19,109

		400	396

OTHER:
Loans and mortgages - Note a		1,040	951
Stadium loan - Note b		137	139
Manitoba student loans - Note c		150	124
Family services agencies - Note d		29	32
Other		3	2

		1,359	1,248

TOTAL LOANS AND ADVANCES		1,759	1,644
Less: Valuation allowance		230	233

NET LOANS AND ADVANCES		1,529	1,411

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2068, bearing interest at either:

i)	fixed with rates ranging from 1.55% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.82% and the highest set at 2.51% as at March 31, 2019.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2045, bearing interest at rates ranging from 2.75% to 9.00%.	867	759

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 13.50%.	88	96

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 5.88%.	58	66

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.16% to 8.77%.	27	30

		1,040	951

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038 and Phase 2 due in annual payments of principal and interest to 2058.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2019

($ millions)

	UTILITY	INSURANCE	FINANCE	TOTAL 2019	TOTAL 2018
CHANGES IN EQUITY
Results from Operations:
Revenues from operations	2,607	1,616	1,505	5,728	5,250

Expenses: From operations	1,708	1,434	878	4,020	3,839
Debt servicing	778	-	11	789	653

Total expenses	2,486	1,434	889	4,809	4,492

Net income (loss)	121	182	616	919	758
Other comprehensive income (loss)	(93)	(132)	-	(225)	(14)

Total comprehensive income	28	50	616	694	744
Transfers to the Government	-	-	(616)	(616)	(610)

Net increase in equity in government business enterprises	28	50	-	78	134

FINANCIAL POSITION
Assets:
Cash and temporary investments	900	195	46	1,141	774
Amounts receivable	438	502	53	993	963
Portfolio investments: Due from Government and government organizations	-	675	-	675	719
Due from others	-	2,533	-	2,533	2,282
Capital assets	23,627	115	385	24,127	22,480
Other assets	2,466	104	67	2,637	2,282

Total assets	27,431	4,124	551	32,106	29,500

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,613	866	146	3,625	3,797
Long-term debt: Owing to Government	21,501	-	400	21,901	19,505
Other borrowings, discounts and deferred transaction costs	51	4	-	55	95
Net pension obligations (assets)	751	400	-	1,151	1,013
Future cost of existing claims	-	2,085	-	2,085	1,913

Total liabilities	24,916	3,355	546	28,817	26,323

Equity:
Non-controlling interests	254	-	-	254	205
Equity in government business enterprises	2,261	769	5	3,035	2,972

Total equity	2,515	769	5	3,289	3,177

Total liabilities and equity	27,431	4,124	551	32,106	29,500

EQUITY COMPRISED OF:
Retained earnings	3,042	855	5	3,902	3,600
Accumulated other comprehensive income (loss)	(781)	(86)	-	(867)	(628)

Equity in government business enterprises	2,261	769	5	3,035	2,972

Note: For	government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF BORROWINGS
As at March 31, 2019
($ millions)

Fiscal Year of Maturity	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2019	2018

2019	-	-	-	-	-	-	4,351
2020	2,361	875	15	20	1,950	5,221	3,042
2021	3,526	200	-	2	-	3,728	3,521
2022	2,480	401	-	-	-	2,881	2,867
2023	2,726	-	-	-	-	2,726	2,169
2024	2,348	-	-	-	-	2,348	1,098

2019-2024	13,441	1,476	15	22	1,950	16,904	17,048

2025-2029	11,725	-	-	-	-	11,725	9,217
2030-2039	5,113	-	81	-	-	5,194	4,622
2040-2069	16,054	-	396	-	-	16,450	14,815

2025-2069	32,892	-	477	-	-	33,369	28,654

2020-2057 Government Organizations	542	-	-	273	-	815	873
Lines of Credit	-	-	-	-	-	-	397

Total borrowings	46,875	1,476	492	295	1,950	51,088	46,972

Reduced by:
Debt incurred for and repayable by the Manitoba
Hydro-Electric Board						(21,501)	(19,109)
Unamortized debt issue costs						(282)	(274)
Unamortized foreign currency fluctuation						(4)	(10)
Unamortized gains and losses on derivative contracts						255	266
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(390)	(495)

						29,166	27,350

	March 31/19 Cdn $ Valuation (See Notes)	March 31/18 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	37,292	33,759
Foreign issues hedged to Canadian dollars	12,319	11,788
U.S. dollars	401	780
Issues hedged to U.S. dollars	1,076	645

Total borrowings	51,088	46,972

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:

The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of two categories:
i) Fixed with rates ranging from 0.79% to 10.68%.
ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.82% and the highest set at 3.67% as at March 31, 2019.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2019

	($ millions)
	2019	2018
		Restated
ACCOUNTS PAYABLE	1,440	1,658

ACCRUED CHARGES:
Interest	208	189
Disaster financial assistance	91	145
Liability for contaminated sites (Note 15)	271	281
Salaries and benefits	904	877
Employee future benefits (Note 13)	543	547
Other	191	168

	2,208	2,207

PROVISION FOR FUTURE LOSSES (Note 7)	17	17

UNEARNED REVENUE	451	462

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,116	4,344

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2019

	Civil Service	Teachers’	Post- Secondary	Public School		($ millions)
	Superannuation Plan	Pension Plan	Education Plans (Note A)	Division Plans (Note A)	Other Plans (Note A)	Total 2019	Total 2018
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,095	4,074	1,563	546	143	9,421	9,064
Current service costs	87	108	66	21	5	287	277
Interest cost on benefit obligation	182	241	85	31	7	546	536
Change in actuarial (gains) losses and reserves	79	58	(52)	(3)	2	84	75
Plan amendment	-	-	-	-	-	-	1
Benefits paid	(191)	(210)	(120)	(28)	(9)	(558)	(534)

Obligation at end of year	3,252	4,271	1,542	567	148	9,780	9,419

PLAN ASSETS
Plan assets at beginning of year	2,310	2,448	1,554	547	58	6,917	6,586
Employer contributions	96	120	39	14	6	275	273
Employee contributions	-	-	30	11	1	42	41
Transfer of plan assets	-	-	1	-	-	1	3
Plan asset contributions	-	-	-	-	-	-	-
Benefits paid	(191)	(210)	(120)	(28)	(9)	(558)	(534)
Expected return on plan assets	130	140	78	30	3	381	371
Experience gains (losses)	(124)	18	(98)	7	2	(195)	178

Market value of plan assets	2,221	2,516	1,484	581	61	6,863	6,918
Deferred investment losses (gains)	39	(52)	3	(7)	(2)	(19)	(272)

Market related value of plan assets	2,260	2,464	1,487	574	59	6,844	6,646

PENSION LIABILITY
Plan deficit (surplus)	992	1,807	55	(8)	89	2,935	2,773
Unamortized actuarial gains (losses)	(34)	(34)	45	(16)	(8)	(47)	(66)
Surplus adjustments (Note B)	-	-	-	17	9	26	19

Pension liability	958	1,773	100	(7)	90	2,914	2,726

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	87	108	66	21	5	287	277
Interest cost on benefit obligation	182	241	85	31	7	546	536
Return on plan assets	(130)	(140)	(78)	(29)	(3)	(380)	(371)
Employee contributions	-	-	(31)	(11)	(1)	(43)	(44)
Amortization of actuarial (gains) losses	2	20	20	3	1	46	40
Plan amendment	-	-	-	-	-	-	1
Change in surplus adjustments	-	-	-	4	2	6	3

Defined benefit pension plan expense	141	229	62	19	11	462	442

Defined contribution pension plan expense	-	-	5	22	188	215	211

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 6

(cont’d)

SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2019

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2019	Total 2018
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	21,700	23,400	6,300	4,500	200	56,100	56,400
Number of pensioners	16,300	15,300	2,000	2,100	300	36,000	34,900

Total number of plan members	38,000	38,700	8,300	6,600	500	92,100	91,300

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.00%	5.50% - 5.90%	5.00% - 5.75%	3.80% - 5.50%
Expected long-term rate of return	6.00%	6.00%	5.50% - 5.90%	4.75% - 5.75%	3.80% - 5.50%
Inflation	2.00%	2.00%	2.00% - 2.50%	0.00% - 2.50%	2.00% - 2.00%
Real rate of return	4.00%	4.00%	3.00% - 3.90%	3.00% - 5.50%	1.80% - 3.50%
Rate of salary increase	3.75%	2.50%	0.75% - 3.00%	3.00% - 4.50%	0.00% - 3.75%
Latest valuation	(Note C)	(Note C)	(Note C)	(Note C)	(Note C)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-17	14.0
- Teachers’ Retirement Allowance Plan	Jan-18	12.0
- University of Manitoba Pension Plans	Dec-17	9.0
- University of Winnipeg Pension Plan	Dec-17	6.3
- Brandon University Retirement Plan	Jan-18	8.6
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-18	11.3
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-17	14.0
- Retirement Plan for Employees of Frontier School Division	Dec-17	13.4
- School District of Mystery Lake	Jun-18	16.7
- Members of Legislative Assembly Pension Plan	Mar-18	0.0
- Legislative Assembly Pension Plan	Dec-17	8.0
- Judges’ Supplemental Pension Plan	Mar-17	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-17	1.0

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2019
($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction Note c	2019	2018 Restated
Cost

Opening cost	297	9,452	3,146	1,079	1,426	537	6,344	748	333	23,362	22,349
Restatements - Note a		15	(1)	(5)	-					9	9

Adjusted Opening Balance	297	9,467	3,145	1,074	1,426	537	6,344	748	333	23,371	22,358

Add:
Additions during the year	12	251	113	16	223	15	290	1	98	1,019	1,123
Less:
Disposals and write downs - Note b	(3)	(43)	(324)	(17)	(9)	(7)	-	-	(3)	(406)	(110)
Settlements and reclassifications	-	512	35	142	(684)	(3)	278	2	(282)	-	-

Closing cost	306	10,187	2,969	1,215	956	542	6,912	751	146	23,984	23,371

Accumulated amortization

Opening accumulated amortization	-	3,972	2,316	800	-	90	2,457	129	-	9,764	9,114
Restatements - Note a		1	(1)	(4)						(4)	(4)

Adjusted Opening Balance	-	3,973	2,315	796	-	90	2,457	129	-	9,760	9,110

Add:
Amortization	-	270	163	66	-	7	216	12	-	734	713
Less:
Accumulated amortization on disposals and write downs - Note b	-	(30)	(320)	(15)	-	(2)	-	-	-	(367)	(63)

Closing accumulated amortization	-	4,213	2,158	847	-	95	2,673	141	-	10,127	9,760

Net Book Value of Tangible Capital Assets	306	5,974	811	368	956	447	4,239	610	146	13,857	13,611

Note a - Restatements include the following:

-

Removal of the First Nations of Northern Manitoba Child and Family Services Authority, the Southern First Nations Network of Care, and the Métis Child and Family Services Authority from the Government Reporting Entity (Cost - ($8) and Accumulated amortization - ($6).

-	Correction to recognize an operating lease as a capital lease (Cost - $17 and Accumulated amortization - $2).

Note b - Disposals include an amount of ($259) related to the WRHA.

Note c - During the year, the Province capitalized $13 million of interest relating to assets under construction (2018 - $13 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH

Manitoba Health, Seniors and Active Living

Addictions Foundation of Manitoba

CancerCare Manitoba

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority - Note a

Not-for-Profit Personal Care Homes and Community Health Agencies

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

Shared Health Inc.

EDUCATION

Manitoba Education and Training

Assiniboine Community College

Brandon University

Helen Betty Osborne Memorial Foundation

Manitoba Learning Resource Centre

Public School Divisions

Public Schools Finance Board

Red River College

Université de Saint-Boniface

University College of The North

University of Manitoba

University of Winnipeg

FAMILIES

Manitoba Families

General Child and Family Services Authority

Manitoba Housing and Renewal Corporation

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Indigenous and Northern Relations

Manitoba Agriculture

Farm Machinery and Equipment Act Fund

Food Development Centre

Manitoba Agricultural Services Corporation

Veterinary Science Scholarship Fund

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Manitoba Growth, Enterprise and Trade

Abandonment Reserve Fund

Communities Economic Development Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board - Note a

Economic Development Winnipeg Inc. - Note b

Entrepreneurship Manitoba

Industrial Technology Centre

Manitoba Development Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Potash Corporation

Mining Community Reserve

Mining Rehabilitation Reserve Fund

Office of the Fire Commissioner

Quarry Rehabilitation Reserve Fund

Research Manitoba

Travel Manitoba

Workplace and Safety and Health Public Education Fund

Manitoba Infrastructure

Crown Lands and Property Agency - Note a

Manitoba Trucking Productivity Improvement Fund

Manitoba Sustainable Development

Fish and Wildlife Enhancement Fund

Manitoba Habitat Heritage Corporation

Manitoba Hazardous Waste Management Corporation

Pineland Forest Nursery - Note a

Waste Reduction and Recycling Support Fund

Municipal Relations

Community Revitalization Fund

Manitoba Community Services Council Inc. - Note a

Manitoba Water Services Board

North Portage Development Corporation - Note c

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Employee Pensions and Other Costs

Manitoba Finance

Efficiency Manitoba

Insurance Council of Manitoba

Leaf Rapids Town Properties Ltd.

Manitoba Centennial Centre Corporation

Manitoba Education, Research and Learning Information Networks (MERLIN)

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d

Manitoba Financial Services Agency

Materials Distribution Agency

Pension Assets Fund

Special Operating Agencies Financing Authority

Vehicle and Equipment Management Agency

Manitoba Justice

Financial Literacy Fund

Funeral Board of Manitoba

Land Titles Assurance Fund

Legal Aid Manitoba

Liquor, Gaming and Cannabis Authority of Manitoba

Manitoba Horse Racing Commission

Manitoba Law Reform Commission

The Public Guardian and Trustee of Manitoba

Victims Assistance Fund

Vital Statistics Agency

Manitoba Sport, Culture and Heritage

Le Centre culturel franco-manitobain

Manitoba Arts Council

Manitoba Combative Sports Commission

Manitoba Film & Sound Recording Development Corporation

Sport Manitoba Inc.

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Deposit Guarantee Corporation of Manitoba

Manitoba Public Insurance Corporation

Finance:

Manitoba Liquor and Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department

Rainy Day Fund - Note d

Notes:

a.	This reporting entity has been dissolved in the current fiscal year ending March 31, 2019. Therefore, effective April 1, 2019, it will not be part of the Government Reporting Entity.
b.	Economic Development Winnipeg Inc. is a government partnership.
c.	North Portage Development Corporation is a government business partnership.
d.	Fiscal Stabilization Account

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2019

($ millions)

	Health		Education		Families		Community, Economic and Resource Development
	2019	2018	2019	2018	2019	2018	2019	2018
		Restated		Restated		Restated		Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	892	868	-	-	-	-
Fees and other revenue	524	529	750	746	218	219	639	658
Federal transfers	1,460	1,382	233	249	96	82	100	125
Contributions from entities within the Government Reporting Entity	79	76	62	72	-	-	-	-
Sinking funds and other investment earnings	8	2	25	31	2	1	16	15

TOTAL REVENUE	2,071	1,989	1,962	1,966	316	302	755	798

EXPENSE
Personnel services	3,672	3,666	3,165	3,114	226	231	347	341
Grants/Transfer payments	1,532	1,526	190	184	332	374	520	532
Transportation	75	67	35	35	4	4	22	22
Communication	14	16	26	25	4	5	18	19
Supplies and services	861	830	477	447	167	187	130	154
Social assistance related	-	-	83	82	1,408	1,369	362	334
Other operating	239	201	200	274	34	29	130	95
Debt servicing	57	52	164	164	46	46	243	235
Minor capital	18	14	72	76	-	1	3	17
Amortization	195	192	175	172	51	49	238	231

TOTAL EXPENSE	6,663	6,564	4,587	4,573	2,272	2,295	2,013	1,980

NET INCOME (LOSS) FOR THE YEAR	(4,592)	(4,575)	(2,625)	(2,607)	(1,956)	(1,993)	(1,258)	(1,182)

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 9

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2019

($ millions)

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2019	2018	2019	2018	2019	2018	2019	2018
		Restated		Restated		Restated		Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	4,234	3,985	-	-	4,234	3,985
Other taxes	-	-	3,839	3,761	(46)	(41)	4,685	4,588
Fees and other revenue	201	219	2	4	(16)	(11)	2,318	2,364
Federal transfers	22	19	2,610	2,342	-	1	4,521	4,200
Contributions from entities within the Government Reporting Entity	(4)	-	938	791	(156)	(181)	919	758
Sinking funds and other investment earnings	247	208	-	-	-	-	298	257

TOTAL REVENUE	466	446	11,623	10,883	(218)	(232)	16,975	16,152

EXPENSE
Personnel services	577	630	11	10	66	65	8,064	8,057
Grants/Transfer payments	85	65	106	31	(275)	(294)	2,490	2,418
Transportation	14	14	18	13	-	-	168	155
Communication	10	9	-	1	-	-	72	75
Supplies and services	262	199	18	22	28	32	1,943	1,871
Social assistance related	2	-	-	-	-	-	1,855	1,785
Other operating	113	109	31	28	(36)	(32)	711	704
Debt servicing	479	456	12	-	(1)	(1)	1,000	952
Minor capital	6	7	2	1	-	-	101	116
Amortization	65	67	10	4	-	(2)	734	713

TOTAL EXPENSE	1,613	1,556	208	110	(218)	(232)	17,138	16,846

NET INCOME (LOSS) FOR THE YEAR	(1,147)	(1,110)	11,415	10,773	-	-	(163)	(694)

Note a:  The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b:  Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2019

($ millions)

		Adjustments

	Print	Note a	Note b	Note c	Note d	Restated

REVENUE
All Other Revenue	14,846					14,846
Canada Health Transfers	1,441				(31)	1,410
Shared cost and other transfers	500				31	531

Total Revenue	16,787	-	-	-	-	16,787

EXPENSES
Legislative Assembly	49			1		50
Executive Council	4	1				5
Agriculture	370	1	(2)	2		371
Civil Service Commission	21					21
Education and Training	4,453	9	7	4		4,473
Employee Pensions and Other Costs	81			(81)		-
Families	2,144	4	9	11		2,168
Finance	351	7	(114)	2		246
Growth, Enterprise and Trade	107	13	2	2		124
Health, Seniors and Active Living	6,751	1	21	14		6,787
Indigenous and Northern Relations	34					34
Infrastructure	402	3	61	8		474
Justice	671	5	9	27		712
Municipal Relations	366		1	2		369
Sport, Culture and Heritage	87	23		2		112
Sustainable Development	162	64	6	6		238
Enabling Appropriations	284	(135)				149
Other Appropriations	52	4				56
Debt Servicing	1,034					1,034

Total Expenses	17,423	-	-	-	-	17,423

In - Year Adjustment/Lapse	(115)					(115)

NET LOSS FOR THE YEAR	(521)	-	-	-	-	(521)

Note a:  In addition to core government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to net loss.

Note b:  A reclassification was made to the expenses presented for the year ended March 31, 2018. As a result, the expenses in Budget 2018 have been reclassified and presented on a basis consistent with the expenses for the year ended March 31, 2019. Inter-entity transactions for such services as vehicles and office supplies have been reclassified to follow PS 2500. The revenue from inter-entity transactions was previously being eliminated against the expenses of the ministry using the services. Proper elimination, in accordance with PSAS, would have required the ministry providing the services, to eliminate the inter-entity revenues against their own expenses. This restatement has no impact to net loss.

Note c:  On March 7, 2019 the Province released Budget 2019 which presented the expenses by ministry. The Province decided to present the actual expenses for the year ended March 31, 2019 on a basis consistent with Budget 2019. The budget under Employee Pensions and Other Costs reflects non-recoverable pension and other salary related benefit costs. Employee Pensions and Other Costs is not a true ministry as it does not provide government services. As a result, this expense budget has been allocated to ministries that incur personnel costs. This restatement has no impact to net loss.

Note d:  Restatement to correct the budget classification for federal transfers associated with the Canada-Manitoba Home and Community Care and Mental Health Addictions Services Agreement. This restatement has no impact to net loss.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2019

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

I have audited the accompanying Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba (“the Province”) for the year ended March 31, 2019 (“the statement”).

In my opinion, the financial information in the Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2019 is prepared, in all material respects, in accordance with Note 2 to the statement.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement section of my report. I am independent of the Province in accordance with the ethical requirements that are relevant to my audit of the statement in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Emphasis of Matter - Basis of Accounting

I draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by my report and accordingly, I do not express an opinion on the information.

Responsibilities of Management and Those Charged with Governance for the Statement

Management is responsible for the preparation of this statement in accordance with Note 2 to the statement and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Province’s financial reporting process.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

Auditor’s Responsibilities for the Audit of the Statement

My objectives are to obtain reasonable assurance about whether the statement is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial information.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

“Original document signed

by Norm Ricard”

Winnipeg, Manitoba	Norm Ricard, CPA, CA

September 23, 2019	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

RAINY DAY FUND*

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2019

	($ thousands)
	2019	2018
Transfer from Core Government operations	407,000	50,000
Account Balance, beginning of year	164,523	114,523

Account Balance, end of year	571,523	164,523

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

RAINY DAY FUND*

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2019

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2018-2019

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2019

	($ thousands)
	2019	2018
Account Balance, beginning of year	164,523	114,523

- Transfer for general purpose debt reduction	-	-
- Transfer from Core Government - allocated to general purposes	50,000	50,000
- Transfer from Core Government - allocated to general purposes	357,000	-

Account Balance, end of year	571,523	164,523

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act